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                                                                     EXHIBIT 10B


                EXHIBIT 10B - BASSETT FURNITURE INDUSTRIES, INC.
                 EXECUTIVE EMPLOYEE DEFERRED COMPENSATION PLAN


         Bassett Furniture Industries, Inc., a Virginia corporation (the "Company"), hereby establishes this Executive Employee Deferred Compensation Plan (the "Plan"), effective as of November 1, 1984, for the purpose of promoting in its Executive Employees the strongest interest in the successful operation of the Company and increased efficiency in their work and to provide benefits upon retirement, death, disability or other termination of employment.

1.       Definitions.
         a. Administrative Committee. "Administrative Committee" shall mean the committee appointed pursuant to Section 5 of the Plan.

         b.  Age.   "Age" shall mean the age of the person as of his last
         birthdate.

         c. Compensation - "Compensation" shall mean a Participant's base salary, and bonus payments for personal services rendered by a Participant to the Company during a Plan year.

         d. Deferred Compensation Agreement. "Deferred Compensation Agreement" shall mean a written agreement between a Participant and the Company, whereby a Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

         e. Deferral Period. "Deferral Period" shall mean a forty-eight (48) month period designated in Section 4 of the Executive Employee Deferred Compensation Agreement.

         f. Disability. "Disability" shall mean the Participant's total disability as determined by the Company in its complete and sole discretion.

         g. Disability Benefit. "Disability Benefit" shall mean the amount of disability benefit set forth in the Deferred Compensation Agreement.

         h. Executive Employees. "Executive Employees" shall mean all employees of the Company who are designated as executive employees by the Administrative Committee. A person designated as an Executive Employee shall remain so until such designation is revoked by the Administrative Committee in its sole discretion.

         i. Normal Benefit. "Normal Benefit" under this Plan shall mean the normal benefit amount specified in the Deferred Compensation Agreement.

         j. Normal Retirement Date. "Normal Retirement Date" shall mean the first day of the month following the month in which a Participant reaches age 65.

         k. Participant. "Participant" shall mean an Executive Employee of the Company who has entered into a Deferred Compensation Agreement with the Company.

         l. Plan Year. "Plan Year" shall mean the twelve (12) month period commencing November 1 and ending the following October 31.

         m. Stated Deferral. "Stated Deferral" shall mean the amount of Compensation the Participant agrees to defer in the Deferred Compensation Agreement.

         n. Survivor's Benefit. "Survivor's Benefit" shall be the amount of survivor's benefit set forth in the Deferred Compensation Agreement.
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         o.  Termination of Employment.  "Termination of Employment" shall mean the Participant's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

2.       Eligibility   All of the initial Executive Employees in this Plan
shall be entitled to participate as of November 1, 1984, following their execution of a Deferred Compensation Agreement and upon the Company's execution of the Deferred Compensation Agreement. All subsequent Executive Employees shall be entitled to participate hereunder as of the first day of the Plan Year following their execution of a Deferred Compensation Agreement and upon the Company's execution of the Deferred Compensation Agreement.

         A Participant shall cease to be a Participant at Termination of Employment or upon revocation by the Administrative Committee of the Participant's status as an Executive Employee. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted by the Company. If a Participant terminates his employment and is subsequently re-employed by the Company, he may become a Participant in the same manner as if his re-employment constituted his first employment with the Company.

3.       Participant Compensation Deferral.

3.1      Deferral and Reduction of Compensation.

         a. Initial Deferral. Any Executive Employee wishing to become a Participant hereunder as of the effective date of this plan shall, prior to November 1, 1984, elect to defer a portion of his Compensation earned and payable on or after November 1, 1984 and prior to October 31, 1988.

         b. Subsequent Deferrals. Subsequent to the initial deferral provided for in subparagraph a. above, any election to defer Compensation hereunder shall be made no later than the end of the Plan Year prior to the first Plan Year in which services are to be rendered for the Compensation which is to be deferred.

         c. Procedure for Deferral. The Executive Employee shall make the election provided for in subparagraphs a. and b. above by executing a Deferred Compensation Agreement in the form provided by the Company. In no event shall a Participant be permitted to defer more than that amount of his Compensation for any Plan Year as may be permitted by the Administrative Committee in its sole discretion, and as set forth in the Deferred Compensation Agreement. The Deferred Compensation Agreement shall set forth the Compensation which the Executive Employee elects to defer (the "Stated Deferral"). The amount deferred in each Plan Year during the Deferral Period shall first be subtracted from any bonus which would have otherwise been payable to the Participant during the Plan Year; the balance, if any, shall be subtracted in equal monthly installments from the Participant's salary payable during said Plan Year. Unless otherwise permitted by the Company under Section 3.3 of the
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         Plan, the deferral specified in the Deferred Compensation Agreement shall be deferred, and the Participant'' compensation shall be correspondingly reduced.

3.2 New Executive Employees. An Executive Employee who is first employed by the Company or who is first designated an Executive Employee subsequent to October 31, 1984, shall be entitled to participate in the Plan commencing with the first day of the Plan Year immediately following such Executive Employee's designation as an Executive Employee. Upon execution of a Deferred Compensation Agreement, such new Executive Employee shall be bound by all the terms and conditions of the Plan.

3.3 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant's election to defer Compensation shall be irrevocable. The Administrative Committee, in its sole discretion, upon demonstration of substantial hardship by the Participant, may permit subsequent alteration of a Participant's deferral election. A request to alter the amount of Compensation deferred shall be submitted by a Participant in writing to the Administrative Committee prior to November 1 of the year in which such reduction is to take effect. The application shall set forth in detail the reasons for the requested reduction. If a modification of the deferral is granted by the Administrative Committee, such reduced deferral shall be effective for all future periods of deferral. The Participant's benefits under the Plan shall be adjusted to reflect the reduced deferral and also to reflect any costs incurred by the Company to effect the adjusted benefits payable to the Participant.

4.       Payment of Benefits.

4.1 Benefits upon Normal Retirement. Upon a Participant's Termination of Employment on the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the Normal Benefit in 180 equal monthly installments commencing on the Normal Retirement Date and continuing on the first day of each month thereafter.

4.2 Benefits upon Late Retirement. Upon a Participant's Termination of Employment after the Normal Retirement Date, the Company shall pay to the Participant as compensation for services rendered prior to such date, the Normal Benefit, in 180 equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter. The amount of Normal Benefit payable to the Participant shall be actuarially increased according to the Participant's actual age upon Termination of Employment.

4.3 Benefits upon Disability. Upon a Participant's Termination of Employment prior to the Normal Retirement Date due to Disability, and upon the continuation of the Participant's disability for a period of six (6) consecutive months, the Company shall pay to the Participant the Disability Benefit in monthly installments commencing on the later of (i) the first day of the year following the deferral period specified in the Deferred Compensation Agreement, or (ii) the first day of the seventh consecutive month following the Participant's Disability (in which case the first payment to the Participant shall include the Disability Benefit for each of the initial six (6) months of the Participant's Disability).
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         The Company shall continue to pay the Disability Benefit as follows:

         a. In the event a Participant becomes disabled prior to attaining age 60, until the Participant is no longer disabled or until the Participant's death; or

         b. In the event a Participant becomes disabled after attaining age 60, until the earlier of (i) termination of the disability; (ii) death of Participant, or (iii) the Participant's Normal Retirement Date.

         A participant who reaches his Normal Retirement Date while disabled shall receive, commencing upon such normal Retirement Date, the Normal Benefit in 180 equal monthly installments commencing on the Normal Retirement Date and continuing on the first day of each month thereafter. Such Normal Benefit payments shall be in addition to the Disability Benefit, if any, which the Participant is receiving under this Section 4.3.

4.4 Benefits upon Other Termination of Employment. Upon a Participant's Termination of Employment prior to reaching the Normal Retirement Date, for reasons other than death or disability, the Company shall pay to the Participant, as compensation for services rendered prior to the date of Termination of Employment, the Normal benefit, in 180 equal monthly installments commencing on the Normal Retirement Date and continuing on the first day of each month thereafter.

4.5      Survivorship Benefits.

         a. Prior to Commencement of Normal Benefits. If a Participant dies prior to commencement of the Normal Benefit payments under the Plan, the Company shall pay to the Participant's beneficiary, in 180 equal monthly installments commencing on the first day of the month after the Participant's death and continuing on the first day of each month thereafter, the Survivor's Benefit specified in the Deferred Compensation Agreement. In the event a beneficiary dies before receiving all the Survivor's Benefit payments, the remaining payments shall be paid to the legal representatives of the beneficiary's estate. Payment of the Survivor's Benefit shall relieve the Company of the obligation to pay the Normal Benefit which the Participant would have otherwise received.

         b. After Commencement of Benefits. If a Participant dies after Normal Benefit payments have commenced, but prior to receiving all of the scheduled monthly payments, the Company shall pay the remaining monthly payments to the Participant's beneficiary. In the event a beneficiary dies before receiving all the remaining payments, the then-remaining payments shall be paid to the legal representatives of the beneficiary's estate.

4.6 Vesting of Benefits. All Normal Benefits and Survivor's Benefits payable under this Article 4 shall be proportionately adjusted by a fraction, the numerator of which is the actual amount of compensation deferred by the Participant and the denominator of which is the
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Stated Deferral, provided, however, that no such reduction shall occur in the event that the difference between the actual amount deferred and the Stated Deferral occurs as a result of the Participant's death or Disability.

4.7 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. Upon the death of a Participant, survivorship benefits will be paid to the Participant's beneficiary. In the event a beneficiary dies before receiving all the payments to such beneficiaries pursuant to this Plan, the then-remaining payments shall be to the legal representatives of the beneficiary's estate. The Participant shall designate a beneficiary by filing a written notice of such designation with the Administrative Committee on such form as the Administrative Committee may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage. If the Participant's Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of such Participant's spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder unless such spouse shall approve designation in writing. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representatives of the Participant's estate.

         In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee and the Company from all liability with respect to such benefit.

5. Administration and Interpretation of the Plan. The Board of Directors shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret the Plan. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

6. Claims Procedure. If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision, in which event the Administrative Committee shall notify the Claimant of its decision within sixty (60) days following the end of the initial sixty (60) day period. The notice of the Administrative Committee's decision shall be in
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writing, sent by mail to the Claimant's last known address, and, if a denial of the claim, must contain the following information:

         a.  the specific reasons for the denial;

         b. specific reference to pertinent provisions of the Plan on which the denial is based; and

         c. if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

7.       Review Procedure.

         a. A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

         b. If the request for review by a Claimant concerns the interpretation and application of the provisions of this Plan and the Company's obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the separate committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

8. Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

         The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.
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9.       Assignment of Benefits.  Neither the Participant nor any beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

10. Employment Not Guaranteed by Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period.

11. Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

12. Amendment and Termination. The Board of Directors may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit payable to a Participant and based on deferrals already made, without the prior consent of the Participant.

13. Construction. The Plan shall be construed according to the laws of the Commonwealth of Virginia.

14. Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to the Company's office at Bassett, Virginia.

15. Captions. The captions at the head of a section or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

16. Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

17. Binding Upon Successors and Assigns. The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.


ADOPTED pursuant to resolution of the Board of Directors of the Company this _______ day of ___________, 19_____.